Exhibit 10.11

SECOND AMENDMENT TO ABL CREDIT AGREEMENT

This SECOND AMENDMENT TO ABL CREDIT AGREEMENT, dated as of December 22, 2021 (this “Amendment”), to the ABL Credit Agreement, dated as of April 4, 2019 (as amended by that certain First Amendment to ABL Credit Agreement, dated as of January 10, 2020, and as otherwise amended, restated, amended and restated, supplemented or otherwise modified from time to time immediately prior to the effectiveness of this Amendment, the “Credit Agreement”; the Credit Agreement, after giving effect to the effectiveness of this Amendment, the “Amended Credit Agreement”), among Dynasty Intermediate Co., Inc., a Delaware corporation (“Holdings”), Dynasty Acquisition Co., Inc., a Delaware corporation (the “U.S. Borrower”), Standard Aero Limited, a British Columbia limited company (the “Canadian Borrower”), StandardAero Aviation Holdings, Inc., a Delaware corporation (the “U.S. Co-Borrower”), the other Borrowers from time to time party thereto, each lender from time to time party thereto (collectively, the “Lenders” and each, individually, a “Lender”), each L/C Issuer party thereto and Royal Bank of Canada (“Royal Bank”), as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent (in such capacity, the “Collateral Agent”), is entered into by and among the Borrowers, Holdings and the Administrative Agent.

W I T N E S S E T H:

WHEREAS, pursuant to the last paragraph of the definition of “Eurocurrency Rate” in the Credit Agreement, the Administrative Agent and Holdings may establish an alternate benchmark floating term rate of interest to the Eurocurrency Rate by, among other things, entering into this Amendment to reflect such alternate rate of interest and such other related changes to the Credit Agreement as may be applicable;

WHEREAS, the Administrative Agent and Holdings have agreed to establish RFR (as defined in the Amended Credit Agreement) as an alternative benchmark floating term rate of interest to the Eurocurrency Rate in the case of Revolving Credit Loans denominated in Pounds Sterling;

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINED TERMS; INTERPRETATION, ETC.

Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Credit Agreement. This Amendment is a “Loan Document”, as defined in the Credit Agreement.

SECTION 2. AMENDMENTS TO THE CREDIT AGREEMENT.

Subject to satisfaction (or waiver) of the conditions set forth in Section 3 hereof, on the Second Amendment Effective Date, the Credit Agreement is hereby amended to (i) delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in Annex I attached hereto (as set forth in such Annex I, the “Amended Credit Agreement”) and (ii) delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) in certain Exhibits as set forth in Annex II attached hereto, and the Credit Agreement, as so amended, is hereby ratified, approved and confirmed in each and every respect by all parties hereto. The rights and obligations of the parties to the Credit Agreement with respect to the period prior to the Second Amendment Effective Date shall not be affected by such amendment.

SECTION 3. CONDITIONS PRECEDENT TO AMENDMENTS.

This Amendment shall become effective as of the date (the “Second Amendment Effective Date”) the Administrative Agent shall have received a counterpart of this Amendment, duly executed by the Borrowers and the Administrative Agent; provided that the Administrative Agent shall not have received, within five Business Days of the date this Amendment is posted to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to this Amendment.

SECTION 4. MISCELLANEOUS

4.1 Reference to and Effect on the Loan Documents.

(a) As of the Second Amendment Effective Date, each reference in the Amended Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Loan Documents to the Credit Agreement (including, without limitation, by means of words like “thereunder”, “thereof” and words of like import), shall mean and be a reference to the Credit Agreement as amended by this Amendment.

(b) Except as expressly amended hereby, all of the terms and provisions of the Credit Agreement and all other Loan Documents are and shall remain in full force and effect and are hereby ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under the Credit Agreement or any Loan Document, or constitute a waiver or amendment of any other provision of the Credit Agreement or any Loan Document (as amended hereby) except as and to the extent expressly set forth herein.

4.2 Counterparts; Governing Law; Waiver of Jury Trial. Sections 10.11, 10.15 and 10.17 of the Credit Agreement are hereby incorporated herein mutatis mutandis.

4.3 Loan Document and Integration. This Amendment is a Loan Document, and together with the other Loan Documents, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

4.4 Headings. Section headings contained in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

[SIGNATURE PAGES FOLLOW]

2

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers and members thereunto duly authorized, as of the date indicated above.

DYNASTY INTERMEDIATE CO., INC., as Holdings

By:	/s/ Russell W. Ford
Name: Russell W. Ford
Title: Chief Executive Officer

DYNASTY ACQUISITION CO., INC., as U.S. Borrower

By:	/s/ Russell W. Ford
Name: Russell W. Ford
Title: Chief Executive Officer

STANDARD AERO LIMITED, as Canadian Borrower

By:	/s/ Russell W. Ford
Name: Russell W. Ford
Title: Chief Executive Officer

STANDARDAERO AVIATION HOLDINGS, INC., as U.S. Co-Borrower

By:	/s/ Russell W. Ford
Name: Russell W. Ford
Title: Chief Executive Officer

[Signature Page to Second Amendment to Credit Agreement]

ROYAL BANK OF CANADA, as the Administrative Agent

By:	/s/ Ann Hurley
Name: Ann Hurley
Title: Manager, Agency

[Signature Page to Second Amendment to Credit Agreement]

ANNEX I

AMENDED CREDIT AGREEMENT

(see attached)

EXECUTION VERSION

ABL CREDIT AGREEMENT

DATED AS OF APRIL 4, 2019

(AS AMENDED BY THE FIRST AMENDMENT ON JANUARY 10, 2020, AND AS AMENDED

BY THE SECOND AMENDMENT ON December 22, 2021)

AMONG

DYNASTY ACQUISITION CO., INC.,

AS U.S. BORROWER,

~~1199169 B.C. UNLIMITED LIABILITY COMPANY,~~

STANDARD AERO LIMITED,

AS CANADIAN BORROWER,

THE OTHER BORROWERS PARTY HERETO,

DYNASTY INTERMEDIATE CO., INC.,

AS HOLDINGS,

ROYAL BANK OF CANADA,

AS ADMINISTRATIVE AGENT, COLLATERAL AGENT AND A L/C ISSUER,

AND

THE OTHER LENDERS AND L/C ISSUERS PARTY HERETO

RBC CAPITAL MARKETS, LLC,

BARCLAYS BANK PLC,

JEFFERIES FINANCE LLC,

GOLDMAN SACHS LENDING PARTNERS LLC,

AND

MIZUHO SECURITIES USA LLC,

AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS

AND

CANADIAN IMPERIAL BANK OF COMMERCE

AND

BANK OF AMERICA, N.A.,

AS CO-DOCUMENTATION AGENTS

TABLE OF CONTENTS

		Page
	ARTICLE I
	Definitions and Accounting Terms
Section 1.01	Defined Terms	1
Section 1.02	Other Interpretive Provisions
Section 1.03	Accounting Term
Section 1.04	Rounding
Section 1.05	References to Agreements and Laws
Section 1.06	Times of Day	15
Section 1.07	Timing of Payment or Performance	15
Section 1.08	Currency Equivalents Generally	15
Section 1.09	Letter of Credit Amounts	16
Section 1.10	Pro Forma Calculations	16
Section 1.11	Calculation of Baskets	16
Section 1.12	Borrower Representative	16
Section 1.13	Joint and Several Liability and Related Matters
Section 1.14	Québec Matters

	ARTICLE II
	The Commitments and Credit Extensions

Section 2.01	The Loans
Section 2.02	Borrowings, Conversions and Continuations of Loans	17
Section 2.03	Letters of Credit	19
Section 2.04	[Reserved]	21
Section 2.05	Prepayments	21
Section 2.06	Termination or Reduction of Commitments
Section 2.07	Repayment of Loans	22
Section 2.08	Interest	22
Section 2.09	Fees	23
Section 2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate	24
Section 2.11	Evidence of Indebtedness
Section 2.12	Payments Generally; Administrative Agent’s Clawback
Section 2.13	Sharing of Payments
Section 2.14	Incremental Facilities
Section 2.15	[Reserved]
Section 2.16	Cash Collateral
Section 2.17	Defaulting Lenders
Section 2.18	[Reserved]
Section 2.19	Extension of Commitments
Section 2.20	[Reserved]
Section 2.21	Additional Alternative Currencies
Section 2.22	Protective Advances
Section 2.23	Reallocation Mechanism

	ARTICLE III
	Taxes, Increased Costs Protection and Illegality

Section 3.01	Taxes
Section 3.02	[Reserved]
Section 3.03	Illegality
Section 3.04	Inability to Determine Rates	26

SCHEDULES
1	Guarantors
1.01(a)	Adjustments to Consolidated EBITDA
1.01(b)	Existing Letters of Credit
1.01(d)	Approved Foreign Jurisdictions
1.01(e)	Contracts Prohibiting Subsidiary Guarantees
1.01(f)	Closing Date L/C Issuers and Letter of Credit Sublimits
2.01	Commitments and Pro Rata Shares
4.01(a)(x)	Jurisdictions of Local Counsel Opinions
5.12	Subsidiaries and Other Equity Investments
5.16	Intellectual Property Matters
6.16	Post-Closing Undertakings
7.01	Closing Date Indebtedness
7.02	Closing Date Liens
7.05	Closing Date Investments
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS Form of
A-1	Committed Loan Notice
A-2	Request for L/C Credit Extension
B	Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Administrative Questionnaire
E-1	Holdings Guaranty
E-2	U.S. Guaranty
E-3	Canadian Guaranty
F-1	U.S. Security Agreement
F-2	Canadian Security Agreement
G	ABL Intercreditor Agreement
H	Intercompany Subordination Agreement
I-1	U.S. Tax Compliance Certificate
I-2	U.S. Tax Compliance Certificate
I-3	U.S. Tax Compliance Certificate
I-4	U.S. Tax Compliance Certificate
J	Optional Prepayment of Loans
K	Form of Co-Borrower Joinder Agreement
L	Perfection Certificate
M	Access Agreement
N	Borrowing Base Certificate
O	Form of Aircraft Mortgage
P	Solvency Certificate

ii

This ABL CREDIT AGREEMENT is entered into as of April 4, 2019, as amended by the First Amendment to ABL Credit Agreement, dated as of January 10, 2020, as amended by the Second Amendment to ABL Credit Agreement, dated as of December 22, 2021, among Dynasty Intermediate Co., Inc., a Delaware corporation (“Holdings”), Dynasty Acquisition Co., Inc., a Delaware corporation (the “U.S. Borrower”), ~~1199169 B.C. Unlimited Liability Company~~Standard Aero limited, a British Columbia ~~unlimited liability~~limited company (the “Canadian Borrower”), the other Borrowers from time to time party hereto, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), each L/C Issuer party hereto and Royal Bank of Canada (“Royal Bank”), as Administrative Agent, Collateral Agent and a L/C Issuer.

PRELIMINARY STATEMENTS

Pursuant to the Stock Purchase Agreement, dated December 18, 2018 (together with all exhibits and schedules and other attachments thereto, collectively, as amended, restated, supplemented or otherwise modified in accordance with the terms thereof and in accordance with Section 4.01(g) of this Agreement, including by that certain Amendment No. 1 to Purchase Agreement and Company Disclosure Letter, dated as of April 2, 2019, the “Acquisition Agreement”), by and among VCSA Holdings LLC, a Delaware limited liability company (“Holdings LLC”), as a seller and in its capacity as the sellers representative, the Specified Management Sellers (as defined therein) (together with Holdings LLC, the “Sellers”), StandardAero Holding Corp., a Delaware corporation (the “Company”), and the U.S. Borrower, the U.S. Borrower will, directly or indirectly, acquire (the “Acquisition”), directly or indirectly and through one or more separate acquisitions, all of the equity interests of the Company.

In connection with the transactions contemplated by the Acquisition Agreement, (a) the U.S. Borrower has requested that, upon the satisfaction (or waiver by the Arrangers) in full of the conditions precedent set forth in the applicable provisions of Article IV below, the applicable Lenders extend credit in the form of U.S. Revolving Credit Loans to the U.S. Borrower at any time and from time to time prior to the Maturity Date, in an aggregate principal amount not in excess of $100,000,000, a portion of which may be drawn on the Closing Date (other than the deemed issuance of Existing Letters of Credit) and (b) the Canadian Borrower has requested that upon the satisfaction (or waiver by the Arrangers) in full of the conditions precedent set forth in the applicable provisions of Article IV below, the applicable Lenders extend credit in the form of Canadian Revolving Credit Loans at any time and from time to time prior to the Maturity Date, in an aggregate principal amount not in excess of $200,000,000, in each case on the terms and subject to the conditions set forth in this Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Intercreditor Agreement” means the ABL Intercreditor Agreement substantially in the form of Exhibit G among the Administrative Agent and the Fixed Asset Representative, with such modifications thereto as the Administrative Agent may reasonably agree. On the Closing Date, the Administrative Agent will enter into the ABL Intercreditor Agreement among the Fixed Asset Representative and the other parties thereto.

“Applicable Percentage” means, for any Revolving Credit Lender:

(a) with respect to payments, computations and other matters relating to the U.S. Commitment or U.S. Revolving Credit Loans or U.S. L/C Exposure, a percentage equal to a fraction, the numerator of which is (i) the U.S. Commitment of such Revolving Credit Lender and the denominator of which is (ii) the aggregate U.S. Commitment of all the U.S. Revolving Credit Lenders (or, if the aggregate U.S. Commitment has terminated or expired, the Applicable Percentage shall be determined based upon such Revolving Credit Lender’s share of the aggregate U.S. Revolving Exposure);

(b) with respect to payments, computations and other matters relating to the Canadian Commitment or Canadian Revolving Credit Loans or Canadian L/C Exposure, a percentage equal to a fraction, the numerator of which is (i) the Canadian Commitment of such Revolving Credit Lender and the denominator of which is (ii) the aggregate Canadian Commitment of all the Canadian Revolving Credit Lenders (or, if the aggregate Canadian Commitment has terminated or expired, the Applicable Percentage shall be determined based upon such Revolving Credit Lender’s share of the aggregate Canadian Revolving Exposure); and

(c) with respect to payments, computations and other matters relating to the Commitment generally, a percentage equal to a fraction, the numerator of which is (i) the aggregate Commitment of such Revolving Credit Lender and the denominator of which is (ii) the aggregate Commitment of all the Revolving Credit Lenders (or, if the aggregate Commitment has terminated or expired, the Applicable Percentage shall be determined based upon such Revolving Credit Lender’s share of the aggregate Revolving Exposure);

provided, that when a Defaulting Lender shall exist, any such Defaulting Lender’s Commitment shall be disregarded in any of such calculations to the extent that disregarding the applicable Commitments would not cause the Credit Exposure of any Lender under any Facility to exceed the amount of such Lender’s Commitment under such Facility.

“Applicable Rate” means, for any day, with respect to any Base Rate Loan, Eurocurrency Rate Loan, RFR Loan, Canadian Base Rate Loan, Canadian Prime Rate Loan or BA Equivalent Loan, as the case may be, a percentage per annum equal to (a) from the Closing Date until the first Business Day that immediately follows the date on which a Borrowing Base Certificate is delivered pursuant to Section 6.02(h) in respect of the earlier of (i) the first full fiscal quarter ending after the Closing Date or (ii) the first full month ending after the Closing Date, if the U.S. Borrower delivers a certificate of a Responsible Officer specifying the average daily Excess Availability during the most recently completed month which shall be deemed to be the Average Excess Availability for the purposes of this definition, “Pricing Level 1” below, and (b) thereafter, the applicable rate per annum set forth below based upon the daily average Excess Availability during the most recently completed fiscal quarter of the U.S. Borrower (the “Average Excess Availability”):

Applicable Rate
Pricing Level	Average Excess Availability (% of Loan Cap)	Eurocurrency Rate Loans and RFR Loans	Base Rate Loans	Canadian Base Rate Loans	Canadian Prime Rate Loans	BA Equivalent Loans
1	< 33% of Loan Cap	1.75%	0.75%	0.75%	0.75%	1.75%
2	≥ 33% of Loan Cap but < 66% of Loan Cap	1.50%	0.50%	0.50%	0.50%	1.50%
3	≥ 66% of Loan Cap	1.25%	0.25%	0.25%	0.25%	1.25%

“Borrowing Base Floor” has the meaning specified in the definition of “Borrowing Base”.

“Business Day”:

(a) means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York City or Toronto, Ontario, Canada;

(b) solely if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in ~~Pounds Sterling or~~ Dollars, means any such day described in clause (a) above that is also a London Banking Day;

(c) [reserved];

(d) ~~[reserved]; and~~solely if such day relates to any interest rate settings as to an RFR Loan, any fundings, disbursements, settlements or payments in respect of any such RFR Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such RFR Loan, means a day that is an RFR Business Day; and

(e) solely if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in an Alternative Currency other than ~~Pounds Sterling or~~ Euros, any fundings, disbursements, settlements or payments in such Alternative Currency, or any other dealings in such Alternative Currency to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Anti-Terrorism Laws” means any Canadian law, judgment, order, executive order, decree, ordinance, rule or regulation related to terrorism financing, money laundering or sanctions including Part II.1 of the Criminal Code (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), and regulations promulgated pursuant to the Special Economic Measures Act (Canada), the United Nations Act (Canada) and the Justice for Victims of Corrupt Foreign Officials Act (Canada).

“Canadian Base Rate” means, for any day, a floating rate equal to the annual rate of interest determined by the Administrative Agent which is equal to the greatest of (a) the annual rate of interest announced from time to time by Royal Bank of Canada, as being its reference rate or “base rate” in effect on such date (or if such date is not a Business Day, on the Business Day immediately preceding such date) for determining interest rates on Dollar denominated commercial loans made by it in Canada, in each case regardless of whether such bank actually charges such rate of interest in connection with extensions of credit in Dollars to debtors, (b) the Federal Funds Rate for such day plus one-half of one percent (0.50%) and (c) the Adjusted Eurocurrency Rate published on such day (or if such day is not a Business Day the next previous Business Day) for an Interest Period of one month plus 1.00%; provided that for the purpose of clause (c), the Adjusted Eurocurrency Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time) by reference to the Screen Rate, as if the relevant Borrowing of Canadian Base Rate Loans were a Eurocurrency Rate Borrowing. Each change in any interest rate provided for in the Agreement based upon the Canadian Base Rate shall take effect at the time of such change in the Canadian Base Rate. For the avoidance of doubt, the applicable Canadian Base Rate shall at no time be less than 0.00% per annum.

“Cash Management Reserves” means all Reserves which the Collateral Agent from time to time establish, in its Permitted Discretion as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Loan Parties with respect to Cash Management Services then provided or outstanding; provided that any such Reserves shall be net of any cash securing the Cash Management Services.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default); automated clearing house transactions, treasury and/or cash management services, including, without limitation, treasury, depository, overdraft, credit, purchasing or debit card, non-card e-payable services, electronic funds transfer, treasury management services (including controlled disbursement services, overdraft automatic clearing house fund transfer services, return items and interstate depository network services), other demand deposit or operating account relationships, foreign exchange facilities, and merchant services.

“Casualty Event” means any event that gives rise to the receipt by any Borrower Party of any casualty insurance proceeds or condemnation awards or that gives rise to a taking by a Governmental Authority in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace, restore or repair, or compensate for the loss of, such equipment, fixed assets or real property.

“CCAA” means the Companies’ Creditors Arrangement Act (Canada).

“Central Bank Rate” means the Bank of England’s Bank Rate as published by the Bank of England from time to time.

“Central Bank Rate Adjustment” means, in relation to the Central Bank Rate prevailing at close of business on any RFR Business Day, the 20% trimmed arithmetic mean of the Central Bank Rate Spreads for the 5 most immediately preceding RFR Business Days for which the RFR is available.

“Central Bank Rate Spread” means, in relation to any RFR Business Day, the difference (expressed as a percentage rate per annum) between (x) the RFR for such RFR Business Day and (y) the Central Bank Rate prevailing at close of business on such RFR Business Day.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the U.S. Environmental Protection Agency.

A “Change of Control” will be deemed to occur if:

(a) at any time, Holdings ceases to own, (i) directly, beneficially, 100% of the issued and outstanding Equity Interests of the U.S. Borrower or (ii) directly or indirectly, beneficially, 100% of the issued and outstanding Equity Interests of the Canadian Borrower; or

(b) at any time prior to the consummation of a Qualified IPO, the Permitted Holders, taken together, shall cease to beneficially own, directly or indirectly, at least 50.1% of the Voting Stock (measured by reference to voting power) of Holdings (determined on a fully diluted basis); or

(c) at any time after the consummation of a Qualified IPO, any person or “group” (within the meaning of Rule 13d-5 under the Exchange Act, as in effect on the date hereof, but excluding Section 6.12, Section 6.14 or Section 6.16, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means, the Canadian Commitments and the U.S. Commitments, individually or collectively as the context may require. The original Dollar Amount of the Commitments shall be $300,000,000.00 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Commitment Letter” means the Amended and Restated Commitment Letter, dated January 10, 2019, by and among the Arrangers, certain of their respective affiliates, the Initial Principal Investors and the U.S. Borrower.

“Committed Loan Notice” means a notice of (a) a Revolving Credit Borrowing, (b) a conversion of Loans from one Type to another or (c) a continuation of Eurocurrency Rate Loans or RFR Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §§ 1 et. seq.), as amended from time to time, and any successor statute.

“Company” has the meaning specified in the Preliminary Statements of this Agreement.

“Company Competitor” means any Person that competes with the business of Holdings, the U.S. Borrower and their respective direct and indirect Subsidiaries from time to time.

“Company Material Adverse Effect” means any event, development, circumstance, effect or change that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the businesses, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated by the Acquisition Agreement, or that would materially delay (beyond the End Date (as defined in the Acquisition Agreement)) the consummation by the Company of the transactions contemplated hereby, in the case of clause (i) only, other than any event, development, circumstance, effect or change relating to or arising out of: (a) general economic, regulatory or political conditions or conditions in the financial, credit or securities markets (including changes in interest or currency exchange rates); (b) any acts of God, natural disasters, terrorism, hostilities, sabotage, war or any escalation or worsening of acts of terrorism, hostilities or war; (c) any event, development, circumstance, effect or change in any of the industries or markets in which the Company or any of its Subsidiaries operates, including cyclical fluctuations and trends; (d) any enactment of, change in, or change in interpretation of, applicable Law or in GAAP or applicable accounting standards; (e) the announcement, pendency or performance of the transactions contemplated hereby, including by reason of the identity of Purchaser (as defined in the Acquisition Agreement) or any communication by Purchaser regarding the plans or intentions of Purchaser with respect to the conduct of the business of the Company or any of its Subsidiaries, and including the impact of any of the foregoing on any relationships, contractual or otherwise, with customers, suppliers, distributors, collaboration partners, employees or regulators (provided that the exception set forth in this clause (e) shall not apply in connection with the representations and warranties set forth in Section 3.4 of the Acquisition Agreement, Section 3.9(i) of the Acquisition Agreement or Section 3.10 of the Acquisition Agreement to the extent they expressly address the consequences of the announcement, pendency or performance of the transactions contemplated hereby, or the condition set forth in Section 7.2(b) of the Acquisition Agreement as it relates thereto); (f) any action taken, or failure to take any action, in each case, to the extent such action or failure to take action is required by the express terms of the Acquisition Agreement or to which Purchaser has

“Cure Amount” has the meaning specified in Section 8.03(a).

“Cure Equity” has the meaning specified in Section 8.03(a).

“Cure Right” has the meaning specified in Section 8.03(a).

“Currency Sublimit” means that the Dollar Amount of any Revolving Loans and the Outstanding Amount of any L/C Obligations with respect to any Alternative Currency shall be an amount to be agreed among the Borrower, the Administrative Agent and each applicable Lender.

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to the greater of (a)(x) SONIA for the day that is five (5) RFR Business Days prior to (i) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (ii) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day (such RFR Business Day determined pursuant to each of subclauses (i) and (ii), the “RFR Lookback Day”), (y) if SONIA is not available for the RFR Lookback Day determined pursuant to clause (x) above, if by 5:00 p.m. (London time) on the second (2nd) Business Day immediately following any day “i”, RFR in respect of such day “i” has not been published on the SONIA Administrator’s Website, then RFR for such day “i” will be RFR as published in respect of the first preceding Business Day for which RFR was published on the SONIA Administrator’s Website (provided that RFR determined pursuant to this clause (y) shall be utilized for purposes of calculation of Daily Simple RFR for no more than three (3) consecutive RFR Interest Days) or (z) if RFR has been determined pursuant to clause (y) above for three (3) consecutive RFR Interest Days and SONIA remains unavailable for the relevant RFR Lookback Day, RFR shall be (1) the percentage rate per annum which is the aggregate of (I) the Central Bank Rate for such RFR Lookback Day and (II) the applicable Central Bank Rate Adjustment or (2) if clause (z)(1) applies but the Central Bank Rate for the applicable RFR Lookback Day is not available, the Daily Simple RFR for such RFR Lookback Day shall be the percentage rate per annum which is the aggregate of (I) the most recent Central Bank Rate for an RFR Business Day which is no more than five RFR Business Days before that RFR Lookback Day and (II) the applicable Central Bank Adjustment and (b) 0.00%.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the CCAA, the BIA, the WURA and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, judicial management, reorganization, or similar debtor relief Laws (such laws include any applicable corporations legislation to the extent the relief sought under such corporations legislation relates to or involves the compromise, settlement, adjustment or arrangement of debt) of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (after as well as before judgment), (a) with respect to any overdue principal for any Loan, the applicable interest rate for such Loan plus 2.00% per annum (provided that with respect to Eurocurrency Rate Loans and BA Equivalent Loans, the determination of the applicable interest rate is subject to Section 2.02(c) to the extent that Eurocurrency Rate Loans or BA Equivalent Loans may not be converted to, or continued as, Eurocurrency Rate Loans or BA Equivalent Loans, as applicable, pursuant thereto), (b) with respect to any other overdue amount, including overdue interest (other than overdue interest owing by the Canadian Borrower), the interest rate applicable to Base Rate Loans plus 2.00% per annum, and (c) with respect to overdue interest owing by the Canadian

ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (j) the conditions for the imposition of a Lien under Section 430(k) of the Code or Section 303(k) of ERISA shall have been met with respect to any Plan; or (k) any Foreign Benefit Event.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EU Treaty” means the Treaty on European Union.

“Euro” and “€” means the single currency of the Participating Member States introduced in accordance with the provisions of Article 109(i)4 of the EU Treaty.

“Eurocurrency Rate” means, in the case of any Eurocurrency Rate Loan for any Interest Period:

(a) in the case of any Eurocurrency Rate Loan denominated in Dollars:

(i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters screen (or any successor thereto) which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over administration of that rate) (such page currently being the LIBOR01 page) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time), two Business Days prior to the first day of such Interest Period;

(ii) in the event the rate referenced in the preceding clause (a)(i) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum determined by the Administrative Agent to be the offered rate on such other page or other service which displays the Screen Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; and

(iii) if Screen Rates are quoted under either of the preceding clause (a)(i) or (a)(ii), but there is no such quotation for the Interest Period elected, the Screen Rate shall be equal to the applicable Interpolated Screen Rate; or

(b) in the case of any Eurocurrency Rate Loan denominated in Euros:

(i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters screen (or any successor thereto) which displays the euro interbank offered rate administered by the Banking Federation of the European Union (or any other person which takes over administration of that rate) (such page currently being the EURIBOR01 page) for deposits in Euros (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (Brussels time) two Business Days prior to the first day of such Interest Period;

(ii) in the event the rate referenced in the preceding clause (b)(i) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum determined by the Administrative Agent to be the offered rate on such other page or other service which displays the Screen Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Euros, determined as of approximately 11:00 a.m. (Brussels time) two Business Days prior to the first day of such Interest Period; and

(iii) if Screen Rates are quoted under either of the preceding clause (b)(i) or (b)(ii), but there is no such quotation for the Interest Period elected, the Screen Rate shall be equal to the applicable Interpolated Screen Rate~~; or~~.

~~(c) in the case of any Eurocurrency Rate Loan denominated in Pounds Sterling:~~

~~(i) the rate per annum determined by the Administrative Agent to be the Screen Rate for deposits in Pounds Sterling (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) on the first day of such Interest Period;~~

~~(ii) in the event the rate referenced in the preceding clause (d)(i) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum determined by the Administrative Agent to be the offered rate on such other page or other service which displays the Screen Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Pounds Sterling, determined as of approximately 11:00 a.m. (London time) on the first day of such Interest Period; and~~

~~(iii) if Screen Rates are quoted under either of the preceding clause (d)(i) or (d)(ii), but there is no such quotation for the Interest Period elected, the Screen Rate shall be equal to the applicable Interpolated Screen Rate.~~

If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 3.04 have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 3.04 have not arisen but the supervisor or the administrator of the London interbank offered rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the London interbank offered rate shall no longer be used for determining interest rates for loans in Dollars (or any other currency, as applicable), then the Administrative Agent and Holdings shall endeavor to establish an alternate benchmark floating term rate of interest to the Eurocurrency Rate or BA Rate, as applicable that is generally accepted as the then prevailing market convention for determining a rate of interest for similar syndicated loans in the United States at such time and shall include the spread or method for determining a spread or other adjustments or modifications that are generally accepted as the then prevailing market convention for determining such spread, method, adjustment or modification, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary herein, such amendment shall become effective without any further action or consent of any other party to this Agreement; provided that if there is not a generally accepted prevailing market convention for determining a rate of interest for similar syndicated loans in the United States, then Holdings and the Administrative Agent may establish an alternate benchmark floating term rate of interest, which may include a spread or method for determining a spread or other adjustments or modifications, and such alternate rate of interest shall become effective within five Business Days of the date that notice of such alternate rate of interest is provided to the Lenders unless prior to the end of such five Business Day period the Administrative Agent receives a written notice from the Required Lenders of each Tranche stating that such Required Lenders object to such alternate rate of interest. For the avoidance of doubt, if any such alternate rate of interest determined pursuant to this paragraph would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

Commitments or Revolving Credit Loans maturing later than 91 days prior to the maturity date of Indebtedness incurred pursuant to the Inside Maturity Basket shall be deemed to be the date that is 91 days prior to such maturity date of such Indebtedness incurred pursuant to the Inside Maturity Basket.

“Intellectual Property Security Agreement” means, individually and collectively, (a) the intellectual property security agreement substantially in the form of Exhibit B to the U.S. Security Agreement, dated the date of this Agreement (the “U.S. Intellectual Property Security Agreement”), (b) the intellectual property security agreement substantially in the form of Exhibit B to the Canadian Security Agreement, dated the date of this Agreement (the “Canadian Intellectual Property Security Agreement”) and (c) the intellectual property security agreement substantially in the form of Exhibit B to the U.S. Security Agreement for Canadian Grantors, dated the date of this Agreement (the “U.S. Intellectual Property Security Agreement for Canadian Grantors”), in each case, together with each other intellectual property security agreement or Intellectual Property Security Agreement Supplement executed and delivered pursuant to Section 6.12, Section 6.14 or Section 6.16.

“Intellectual Property Security Agreement Supplement” means, collectively, any intellectual property security agreement supplement entered into in connection with, and pursuant to the terms of, any Intellectual Property Security Agreement.

“Intercompany Subordination Agreement” means an intercompany subordination agreement, in substantially the form of Exhibit H hereto, or otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, Canadian Base Rate Loan or Canadian Prime Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurocurrency Rate Loan, RFR Loan or a BA Equivalent Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, Canadian Base Rate Loan or Canadian Prime Rate Loan, the last Business Day of each March, June, September and December, and the Maturity Date of the Facility under which such Loan was made, commencing June 30, 2019.

“Interest Period” means, (a) as to each Eurocurrency Rate Loan or RFR Loan, the period commencing on the date such Eurocurrency Rate Loan or RFR Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan or RFR Loan and ending on the date ~~one (1), two (2) (except in the case of Eurocurrency Rate Loans denominated on Euros)~~(i) in the case of any Eurocurrency Rate Loan, one (1), three (3) or six (6) months thereafter, or to the extent consented to by all Appropriate Lenders, twelve (12) months thereafter (or such shorter interest period as may be agreed to by all Lenders of the applicable Tranche) as the U.S. Borrower may elect or (ii) in the case of any RFR Loan, one (1) or three (3) months thereafter; as selected by the U.S. Borrower in a Committed Loan Notice and (b) as to each BA Equivalent Loan, the period commencing on the date of such BA Equivalent Loan is disbursed or converted to or continued as a BA Equivalent Loan and ending on the date one (1), two (2), or three (3) ~~or six (6)~~ months thereafter, or to the extent consented to by all Appropriate Lenders, twelve (12) months thereafter (or such shorter interest period as may be agreed to by all Lenders of the applicable Tranche) as the Canadian Borrower may elect, as selected by the Canadian Borrower in a Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; outstanding principal amount of Alternative Currency Loans as of any date of determination shall be determined using the Dollar Amount thereof.

“Reserves” means (i) any and all reserves which the Collateral Agent deems necessary, in its Permitted Discretion, (including Cash Management Reserves, Priority Payables Reserves (with respect to the Canadian Borrowing Base), Wage Earner Protection Act Reserves (with respect to the Canadian Borrowing Base), reserves for rent at locations leased by any Loan Party and for consignee’s, warehousemen’s and bailee’s charges, Dilution Reserves, reserves for Inventory shrinkage, reserves for unearned revenue or royalty revenue, warranty reserves, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for obligations under hedging agreements, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, unindemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges with respect to the ABL Priority Collateral or any Loan Party to reflect any impediments to the realization upon the ABL Priority Collateral or which reflect such other factors as negatively affect the market or liquidation value of the ABL Priority Collateral; provided, however, that (i) the Collateral Agent may not implement reserves with respect to matters which are already specifically reflected as ineligible Accounts, Inventory, or Engines and (ii) the establishment of any new reserve category and changes to the methodology for determining a reserve by the Collateral Agent shall only become effective two Business Days after the date of notice by the Collateral Agent to the applicable Borrower of such establishment. The amount of the Reserve established by the Collateral Agent shall have a reasonable relationship to the event, condition or other matter that is the basis for the Reserve.

“Responsible Officer” means the chief executive officer, representative, director, manager, president, vice president, executive vice president, chief financial officer, treasurer or assistant treasurer, secretary or assistant secretary, an authorized signatory, an attorney-in-fact (to the extent empowered by the board of directors/managers of Holdings or the U.S. Borrower), or other similar officer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” has the meaning specified in Section 7.05.

“Restricted Subsidiary” means any Subsidiary of a Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this Agreement, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the U.S. Borrower.

“Retired Capital Stock” has the meaning specified in Section 7.05.

“Revolving Credit Borrowing” means a borrowing under the Revolving Credit Facility consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans and RFR Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01.

“Revolving Credit Commitment Increase” has the meaning specified in Section 2.14(a).

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Commitments in respect of any Tranche at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Commitment at such time (and after the termination of all Commitments, any Lender that holds any Outstanding Amount in respect of Revolving Credit Loans and/or L/C Obligations).

“Revolving Credit Loan” has the meaning specified in Section 2.01.

“Revolving Exposure” means, individually and collectively as the context may require, the U.S. Revolving Exposure and Canadian Revolving Exposure.

“Revolving Exposure Limitations” has the meaning specified in Section 2.01.

“RFR” means, for any Obligations consisting of any interest, fees or other amounts denominated in Pounds Sterling, SONIA.

“RFR Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which banks are closed for general business in London.

“RFR Interest Day” has the meaning assigned to such term in the definition of “Daily Simple RFR”.

“RFR Interest Payment” means, in respect of any Interest Period in relation to an RFR Loan, the aggregate amount of interest that is, or is scheduled to become, payable under Section 2.08.

“RFR Loan” means a Loan that bears interest at a rate based on Daily Simple RFR.

“RFR Lookback Day” has the meaning assigned to such term in the definition of “Daily Simple RFR”.

“Royal Bank” has the meaning specified in the introductory paragraph to this Agreement.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by a Borrower Party whereby a Borrower Party transfers such property to a Person and such Borrower Party leases it from such Person, other than leases between the U.S. Borrower and a Restricted Subsidiary or between Restricted Subsidiaries.

“Sanctioned Country” means, at any time, a country, region, or territory that is the subject of a general export, import, financial, investment or other trade-related embargo under any Sanctions Laws and Regulations, which countries as of the date of this Agreement include Cuba, Iran, North Korea, Syria and the Crimea Region of Ukraine.

“Sanctioned Person” means, at any time, any Person that is the subject or target of Sanctions Laws and Regulations, including (a) any Person listed in any Sanctions Laws and Regulations-related lists of designated Persons maintained by the U.S. government (including OFAC’s Specially Designated Nationals and Blocked Parties List, the U.S. Department of State’s list of Debarred Parties, and the U.S. Department of Commerce’s Entity List), the United Nations Security Council, Her Majesty’s Treasury of

the United Kingdom, the European Union or any European Union member state or the Canadian government, (b) any Person located, operating, organized, or resident in a Sanctioned Country, (c) any Person owned or controlled by any Person or Persons described in clause (a) or (b) above.

“Sanctions Laws and Regulations” means (i) any economic or financial sanctions or other requirements imposed by, or based upon the obligations or authorities set forth in, the U.S. International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the U.S. Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), the Export Administration Act, the Export Administration Regulations, the U.S. Syria Accountability and Lebanese Sovereignty Act, the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, the Iran Sanctions Act of 1996, Section 1245 of the National Defense Authorization Act of 2012, all as amended, or any of the foreign assets control regulations (including but not limited to 31 C.F.R., Subtitle B, Chapter V, as amended) or any other law or executive order relating thereto administered by the U.S. Department of the Treasury Office of Foreign Assets Control (“OFAC”), the U.S. Department of Commerce, the U.S. Department of State, and any similar law, regulation, or executive order that may be enacted, from time to time, by the United States government and (ii) any economic or financial sanctions or other requirements imposed under similar laws or regulations enacted by the European Union or any member state thereof, the United Kingdom or Canada including, without limitation, Part II.1 of the Criminal Code (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), or administered, enacted or enforced by the respective governmental institutions or agencies of any of the foregoing, including, without limitation, Her Majesty’s Treasury of the United Kingdom, and Global Affairs Canada, Public Safety Canada, or other relevant sanctions authority based upon the obligations and authorities set forth in the Canadian Anti-Terrorism Laws, that apply to the Loan Parties or any of their respective Subsidiaries (as any of the foregoing laws may from time to time be amended, renewed, extended or replaced).

“Screen Rate” means (a) with respect to the Eurocurrency Rate for any Interest Period for Dollars or any Alternative Currency not listed in clause (b) through (d) below, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over administration of that rate) and Interest Period displayed on pages LIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate); (b) with respect to the Eurocurrency Rate for any Interest Period for Euros, the euro interbank offered rate administered by the Banking Federation of the European Union (or any other person which takes over administration of that rate) for the relevant Interest Period displayed on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate); and (c) with respect to the Eurocurrency Rate for any Interest Period for Canadian Dollars, the average bid rate for Canadian bankers’ acceptances for the relevant Interest Period displayed on page CDOR of the Reuters screen (or any replacement Reuters page which displays that rate~~); and (d) with respect to the Eurocurrency Rate for any Interest Period for Pounds Sterling, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over administration or calculation of that rate) for the relevant Interest Period displayed on pages LIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate~~). If such page or service ceases to be available, the Administrative Agent may specify another page or service, displaying the relevant rate after consultation with the Borrower Representative; provided that, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion). If, as to any currency, no Screen Rate shall be available for a particular Interest Period but Screen Rates shall be available for maturities both longer and shorter than such Interest Period, then the Screen Rate for such Interest Period shall be the Interpolated Screen Rate. Notwithstanding the foregoing, if the Screen Rate, determined as provided above, would otherwise be less than zero, then the Screen Rate shall be deemed to be zero for all purposes.

“Senior Notes” means the $640,000,000 aggregate principal amount of 10.00% unsecured senior notes of the U.S. Borrower due 2027 issued on the Closing Date pursuant to the Senior Notes Indenture.

“Senior Notes Indenture” means the Indenture dated as of the Closing Date, relating to the Senior Notes, among the U.S. Borrower, as issuer, the other Loan Parties party thereto and the Senior Notes Trustee, together with all instruments and other agreements in connection therewith, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, to the extent not prohibited under the Loan Documents.

“Senior Notes Trustee” has the meaning assigned to the term “Trustee” in the Senior Notes Indenture.

“Similar Business” means any business engaged or proposed to be engaged in by Holdings and its Subsidiaries on the Closing Date and any business or other activities that are similar, ancillary, complementary, incidental or related thereto, or an extension, development or expansion of, the businesses in which Holdings and its Subsidiaries are engaged following the Acquisition on the Closing Date.

“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the aggregate fair value of the assets of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the aggregate present fair salable value of the assets of such Person is greater than or equal to the total amount that will be required to pay the probable liabilities, including contingent liabilities, of the Loan Parties as they become absolute and matured and is sufficient to enable payment of all such Person’s obligations due and accruing due, (c) the capital of such Person is not unreasonably small in relation to its business as contemplated on such date of determination, (d) such Person has not and does not intend to, and does not believe that it will, incur debts or other obligations, including current obligations, beyond its ability to pay such debts and liabilities as they become due (whether at maturity or otherwise) and is for any reason unable to pay its debts or meet its obligations as they generally become due and (e) such Person is “solvent” within the meaning given to that term and similar terms under Laws applicable to such Person relating to fraudulent transfers and conveyances, transactions at an undervalue, unfair preferences or equivalent concepts. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability or, if a different methodology is prescribed by applicable Laws, as prescribed by such Laws.

“SONIA” means, with respect to any RFR Business Day, a rate per annum equal to the Sterling Overnight Index Average for such RFR Business Day published by the SONIA Administrator on the SONIA Administrator’s Website.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SPC” has the meaning specified in Section 10.07(g).

“Specified Default” means (i) the occurrence and continuance of an Event of Default under Section 8.01(a), (f) or (g), (ii) the occurrence and continuance of an Event of Default under Section common equity or preferred equity with provisions reasonably acceptable to the Arrangers and the Initial Principal Investors, to the U.S. Borrower in an aggregate amount equal to at least 35% of the total pro forma consolidated net debt and equity capitalization of Holdings and its Subsidiaries on the Closing Date (including rollover equity uncapped, but excluding any Letters of Credit issued on the Closing Date and amounts funded on the Closing Date under the Revolving Credit Facility and/or the Revolving Credit Facility (as defined in the Fixed Asset Credit Agreement) for working capital purposes and amounts under the Facilities and the Senior Notes on the Closing Date to fund upfront fees or OID), in each case, after giving effect to the Transactions; provided that the Sponsor shall directly or indirectly own at least 50.1% of the voting equity securities of the Company immediately following the consummation of the Transactions (the “Equity Contribution”);

(b) the Acquisition and, if applicable, the other transactions described in the Acquisition Agreement or related thereto;

(c) the applicable Borrower obtaining the Revolving Credit Facility and the Fixed Asset Facility;

(d) the U.S. Borrower issuing and selling the Senior Notes;

(e) all existing third-party indebtedness for borrowed money of the Company and its subsidiaries under (x) that certain Term Loan Credit Agreement, dated as of July 7, 2015 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Term Loan Credit Agreement”), by and among certain affiliates of the Company party thereto, the lenders party thereto, and Jefferies Finance LLC, as administrative agent and collateral agent (in such capacities, the “Existing Credit Agreement Agent”), (y) that certain ABL Credit Agreement, dated as of July 7, 2015 (as amended, restated, supplemented or otherwise modified prior to the date hereof), by and among certain affiliates of the Company party thereto, the lenders party thereto, and Bank of America, N.A., as administrative agent and collateral agent, and (z) those certain 10.000% Senior Notes due 2023 issued pursuant to an Indenture, dated as of July 7, 2015, by and among the Company, certain affiliates of the Company party thereto and Wells Fargo Bank, National Association, as trustee, being repaid, redeemed, repurchased, defeased, discharged, refinanced or terminated (or notice for the repayment or redemption thereof being given to the extent accompanied by any prepayments or deposits required to defease, terminate and satisfy and discharge in full the obligations under any related indentures or notes), and all related guaranties and security interests being terminated and released substantially concurrently with the initial funding of the Facilities (or arrangements for such termination and release reasonably satisfactory to each Administrative Agent being made) (the “Refinancing”); and

(f) the payment of all fees, costs and expenses incurred in connection with the transactions described in the foregoing provisions of this definition (the “Transaction Costs”).

“Type” means, with respect to a Loan, its character as a Base Rate Loan ~~or~~, a Eurocurrency Rate Loan or an RFR Loan.

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).

“Undisclosed Administration” means in relation to a Lender or its direct or indirect parent company the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the

Section 1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight savings or standard, as applicable).

Section 1.07 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as specifically provided in Section 2.12 or as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08 Currency Equivalents Generally.

(a) Any amount specified in this Agreement (other than as set forth in clause (b) of this Section 1.08) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the Spot Rate; provided that if any basket is exceeded solely as a result of fluctuations in applicable currency exchange rates after the last time such basket was utilized, such basket will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates.

(b) For purposes of determining the Consolidated First Lien Net Leverage Ratio, the Consolidated Total Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio and the Fixed Charge Coverage Ratio, amounts denominated in a currency other than Dollars will be converted to Dollars for the purposes of (i) testing the Financial Covenant, at the Spot Rate as of the last day of the fiscal quarter for which such measurement is being made, and (ii) calculating any Consolidated Total Net Leverage Ratio, the Consolidated First Lien Net Leverage Ratio, Consolidated Senior Secured Net Leverage Ratio and Fixed Charge Coverage Ratio (other than for the purposes of determining compliance with Section 7.08), at the Spot Rate as of the date of determination, and will, in the case of Indebtedness and Consolidated Funded Indebtedness, be the weighted average exchange rates used for determining Consolidated EBITDA for the relevant period; provided that if any Borrower Party has entered into any currency Swap Contracts in respect of any borrowings, the Dollar Amount of such borrowings shall be determined by first taking into account the effects of that currency Swap Contract.

(c) The Administrative Agent shall determine the Dollar Amount of each Revolving Credit Loan denominated in an Alternative Currency and L/C Obligation in respect of Letters of Credit denominated in an Alternative Currency (i) for Revolving Credit Loans, as of the first day of each Interest Period applicable thereto and (ii) upon the issuance and increase of any Letter of Credit denominated in an Alternative Currency and shall, together with the posting of each Borrowing Base Certificate to the Lenders, notify the Borrower Representative and the Revolving Credit Lenders of each Dollar Amount so determined by it. Each such determination shall be based on the Spot Rate on the date of the related Borrowing request for purposes of the initial such determination for any Revolving Credit Loan.

(d) Notwithstanding anything to the contrary in this Agreement, (i) any representation or warranty that would be untrue or inaccurate, (ii) any undertaking that would be breached or (iii) any event that would constitute a Default or an Event of Default, in each case, solely as a result of fluctuations in applicable currency exchange rates, shall not be deemed to be untrue, inaccurate, breached or so constituted, as applicable, solely as a result of such fluctuations in currency exchange rates.

(e) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or an RFR Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Rate Loan, RFR Loan or Letter of Credit is denominated in an Alternative Currency such amount shall be the relevant Dollar Amount of such Alternative Currency (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.

(f) The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate” or “RFR Loan” or with respect to any comparable or successor rate thereto.

Section 1.09 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated Dollar Amount of such Letter of Credit in effect at such time after giving effect to any expiration periods applicable thereto; provided, however, that (i) if any presentation of drawing documents shall have been made on or prior to the expiration date of such Letter of Credit and the applicable L/C Issuer shall not yet have honored such drawing or given notice of dishonor, the amount of such Letter of Credit that is the subject of such drawing shall be treated as still outstanding and (ii) with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the Dollar Amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.10 Pro Forma Calculations. Notwithstanding anything to the contrary herein (subject to Section 1.02(i)), the Consolidated Cash Interest Expense, Consolidated Interest Expense, the Consolidated First Lien Net Leverage Ratio, the Consolidated Total Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio, the Fixed Charge Coverage Ratio, the Fixed Asset Fixed Charge Coverage Ratio, Consolidated Net Income, Consolidated EBITDA, Four Quarter Consolidated EBITDA and Consolidated Total Assets shall be calculated on a Pro Forma Basis with respect to each Specified Transaction occurring during the applicable four quarter period to which such calculation relates, and/or subsequent to the end of such four-quarter period (including, with respect to any proposed Investment or acquisition pursuant to Rule 2.7 of The City Code on Takeovers and Mergers (or a similar arrangement) for which committed financing is obtained or is sought to be obtained, the relevant determination or calculation may be made with respect to an event occurring or intended to occur subsequent to such four-quarter period); provided that notwithstanding the foregoing, when calculating the Fixed Charge Coverage Ratio for purposes of determining actual compliance (and not Pro Forma Compliance or compliance on a Pro Forma Basis) with the Financial Covenant, any Specified Transaction and any related adjustment contemplated in the definition of Pro Forma Basis (and corresponding provisions of the definition of Consolidated EBITDA) that occurred subsequent to the end of the applicable four quarter period shall not be given Pro Forma Effect. Notwithstanding anything to the contrary contained herein, for purposes of calculating any leverage ratio herein in connection with the incurrence of any Indebtedness, there shall be no netting of the cash proceeds proposed to be received in connection with the incurrence of such Indebtedness.

Section 1.11 Calculation of Baskets. If any of the baskets set forth in this Agreement are exceeded solely as a result of fluctuations to Four Quarter Consolidated EBITDA and/or Consolidated Total Assets for the most recently completed fiscal quarter after the last time such baskets were calculated for any purpose under this Agreement, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations.

Section 1.12 Borrower Representative. Each Borrower hereby designates the U.S. Borrower as its Borrower Representative. The U.S. Borrower will be acting as agent on each Borrower’s behalf for the purposes of issuing notices of Borrowing and notices of conversion/continuation of any Loans

Section 2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Revolving Credit Borrowing, each conversion of Revolving Credit Loans from one Type to another, and each continuation of Eurocurrency Rate Loans, RFR Loans or BA Equivalent Loans, shall be made upon irrevocable notice by the Borrower Representative to the Administrative Agent. Each such notice must be in writing and must be received by the Administrative Agent not later than (i) 12:00 p.m. (New York City time) three Business Days prior to the requested date of any (u) Borrowing of Eurocurrency Rate Loans, (v) conversion of Base Rate Loans or Canadian Base Rate Loans to Eurocurrency Rate Loans, or (w) continuation of, Eurocurrency Rate Loans, (x) Borrowing of BA Equivalent Loans, (y) conversion of Canadian Prime Rate Loans to BA Equivalent Loans, or (z) continuation of BA Equivalent Loans, (ii) 10:00 a.m. (New York City time) on the requested date of any Borrowing of Base Rate Loans or of any conversion of Eurocurrency Rate Loans to Base Rate Loans ~~and~~, (iii) 2:00 p.m. (London time) five Business Days prior to the requested date of any Borrowing of, or continuation of, RFR Loans and (iv) 12:00 p.m. (New York City time) one Business Day prior to the requested date of any Borrowing of Canadian Base Rate Loans or Canadian Prime Rate Loans or of any conversion of (x) Eurocurrency Rate Loans to Canadian Base Rate Loans or (y) BA Equivalent Loans to Canadian Prime Rate Loans, as applicable. Each notice pursuant to this Section 2.02(a) shall be delivered to the Administrative Agent in the form of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower Representative.

U.S. Revolving Credit Loans may be Base Rate Loans (in the case of Revolving Credit Loans denominated in Dollars) ~~or~~, Eurocurrency Rate Loans or RFR Loans (in the case of Revolving Credit Loans denominated in Pounds Sterling), as further provided herein. Canadian Revolving Credit Loans made to the Canadian Borrower shall be either Canadian Prime Rate Loans or BA Equivalent Loans (if made in Cdn.$) or Canadian Base Rate Loans or Eurocurrency Rate Loans (if made in Dollars) as the Canadian Borrower may request subject to and in accordance with this Section 2.02. All Canadian Revolving Credit Loans shall be made in either Dollars or Canadian Dollars.

Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans, RFR Loans or BA Equivalent Loans shall be (i) in a principal amount of $3,000,000 (or the equivalent Dollar Amount or Canadian Dollar Amount), or (ii) a whole multiple of $1,000,000 (or the equivalent Dollar Amount or Canadian Dollar Amount) in excess thereof. Except as provided in Section 2.03(d), each Borrowing of, or conversion to, Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans shall be (i) in a principal amount of $1,000,000 (or the equivalent Dollar Amount or Canadian Dollar Amount), or (ii) a whole multiple of $500,000 (or the equivalent Dollar Amount or Canadian Dollar Amount) in excess thereof.

Each Committed Loan Notice shall specify (i) the identity of the Borrower requesting a Credit Extension, (ii) whether such Borrower is requesting a Revolving Credit Borrowing, a conversion of Revolving Credit Loans from one Type to another, or a continuation of Eurocurrency Rate Loans, RFR Loans or BA Equivalent Loans, (iii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iv) the principal amount of Loans to be borrowed, converted or continued, (v) the Type of Loans to be borrowed or to which Revolving Credit Loans are to be converted, (vi) if applicable, the duration of the Interest Period with respect thereto, and (vii) the currency in which the Revolving Credit Loans to be borrowed are to be denominated (which shall be Dollars, Canadian Dollars or another Alternative Currency). If, with respect to any Eurocurrency Rate Loans or BA Equivalent Loans, (x) the Borrower Representative fails to specify a Type of Loan in a Committed Loan Notice, then (A) a Borrowing of U.S. Revolving Credit Loans or Canadian Revolving Credit Loans requested in Dollars shall be a Base Rate Borrowing or a Canadian Base Rate Loan, respectively, and (B) a Borrowing of Canadian Revolving Credit Loans requested in Canadian Dollars shall be a Canadian Prime Rate Loan, or (y) the Borrower Representative fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Credit Loans shall be made as, or converted to, Eurocurrency Rate Loans or BA Equivalent Loans, as applicable, with an Interest Period of one month (unless it is the continuation of an RFR Loan or if the currency of the Loan is specified as Pounds Sterling, in which case the applicable Revolving Credit Loan shall be made as an RFR Loan having in Interest Period of one month). Any such automatic conversion or continuation pursuant to the immediately preceding sentence shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans, RFR Loans or BA Equivalent Loans. If the Borrower Representative requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans, RFR Loans or BA Equivalent Loans, as applicable, in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount of its Pro Rata Share of the applicable Revolving Credit Loans, and if no timely notice of a conversion or continuation of Eurocurrency Rate Loan, RFR Loans or BA Equivalent Loan is provided by the Borrower Representative, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Eurocurrency Rate Loans, RFR Loans or BA Equivalent Loans, as applicable, with an Interest Period of one month as described in Section 2.02(a). In the case of a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 3:00 p.m. (New York City time) in the case of Loans denominated in Dollars or Canadian Dollars, and not later than the applicable time specified by the Administrative Agent in the case of any Revolving Credit Loan denominated in an Alternative Currency (other than Canadian Dollars), in each case, on the Business Day specified in the applicable Committed Loan Notice. Each Lender may, at its option, make any Loan available to any Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of any Borrower to repay such Loan in accordance with the terms of this Agreement. Upon satisfaction of the applicable conditions set forth in Section 4.02 (or, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by such Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower Representative, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to the applicable Borrower as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan, RFR Loan or BA Equivalent Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan, RFR Loan or BA Equivalent Loan, as applicable, unless the applicable Borrower pays the amount due under Section 3.06 in connection therewith. During the existence of an Event of Default, at the election of the Administrative Agent or the Required Lenders, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans or BA Equivalent Loans, as applicable.

(d) The Administrative Agent shall promptly notify the Borrower Representative and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans or BA Equivalent Loans upon determination of such interest rate. The Administrative Agent shall promptly upon the amount of any RFR Interest Payment becoming determinable notify (i) (such notification to be made no later than three applicable RFR Business Days prior to the due date for such RFR

Interest Payment) the Borrower Representative of the amount of that RFR Interest Payment; (ii) each relevant Lender of the proportion of that RFR Interest Payment which relates to that Lender’s Pro Rata Share of the relevant RFR Loan; and (iii) the relevant Lenders and the Borrower Representative of each applicable rate of interest and the amount of interest for each day relating to the determination of that RFR Interest Payment (including a breakdown of such rate and amount of interest as between the Applicable Rate and the Daily Simple RFR for such date and any other information that the Borrower Representative may reasonably request in relation to the calculation of such rate and amount or the determination of that RFR Interest Payment). The determination of the Eurocurrency Rate, SONIA or BA Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(e) After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to another, and all continuations of Revolving Credit Loans of the same Type, there shall not be more than ten Interest Periods in effect.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing, which for the avoidance of doubt does not limit such Lender’s obligations under Section 2.17.

Section 2.03 Letters of Credit.

(a) The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon (among other things) the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars, Canadian Dollars or another Alternative Currency for the account of the U.S. Borrower, the Canadian Borrower or any Restricted Subsidiary (provided that (x) the U.S. Borrower hereby irrevocably agrees to reimburse the applicable L/C Issuer for amounts drawn on any Letters of Credit issued for the account of the U.S. Borrower or any U.S. Subsidiary that is a Restricted Subsidiary on a joint and several basis with such U.S. Subsidiary and shall be a co-applicant for each such Letter of Credit issued for the account of a U.S. Subsidiary, but in no event shall the Canadian Borrower, any Controlled Non-U.S. Subsidiary, any FSHCO or any direct or indirect Subsidiary of a Controlled Non- U.S. Subsidiary be responsible for any amounts drawn on any Letters of Credit issued for the account of the U.S. Borrower or a U.S. Subsidiary and (y) the Canadian Borrower hereby irrevocably agrees to reimburse the applicable L/C Issuer for amounts drawn on any Letters of Credit issued for the account of the Canadian Borrower or any Restricted Subsidiary on a joint and several basis with such Restricted Subsidiary and shall be a co-applicant for each such Letter of Credit issued for the account of a Restricted Subsidiary, but in no event, will the U.S. Borrower or another U.S. Subsidiary be a co-applicant for, or beneficiary, of any Letter of Credit issued for the account of the Canadian Borrower) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(c), and (2) to honor drafts under the Letters of Credit; and (B) the (x) Canadian Revolving Credit Lenders severally agree to participate in Canadian Letters of Credit and (y) U.S. Revolving Credit Lenders severally agree to participate in U.S. Letters of Credit; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit, if as of the date of such L/C Credit Extension (I) the Total Outstandings would exceed the Aggregate Borrowing Base, (II) the Total Outstandings would exceed the Revolving Credit Facility, (III) the U.S. Revolving Exposure of any U.S. Revolving Credit Lender would exceed such U.S. Revolving Credit Lender’s U.S. Commitment, (IV) the Canadian Revolving Exposure of any Canadian Revolving Credit Lender would exceed such Canadian Revolving Credit Lender’s denominated in the same currency as, the Unreimbursed Amount, in accordance with the requirements of Section 2.02 but without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, Eurocurrency Rate Loans, RFR Loans, Canadian Prime Rate Loans, Canadian Base Rate Loans or BA Equivalent Loans, as the case may be, but subject to the amount of the unused portion of the Commitments under such Tranche and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by a L/C Issuer or the Administrative Agent pursuant to this Section 2.03(d)(i) may be given by telephone if promptly confirmed in writing; provided that the lack of such a prompt confirmation shall not affect the conclusiveness or binding effect of such notice. Any payment made by a Revolving Credit Lender pursuant to this paragraph to reimburse the applicable L/C Issuer for any Unreimbursed Amount (other than (i) the funding of Base Rate Loans (in the case of U.S. Letters of Credit), (ii) the funding of Canadian Prime Rate Loans (in the case of Canadian Letters of Credit denominated in Canadian Dollars) or (iii) the funding of Canadian Base Rate Loans (in the case of Canadian Letters of Credit denominated in Dollars)) shall not constitute a Loan (but shall be Secured Obligations) and shall not relieve the Borrowers of their obligation to reimburse such Unreimbursed Amount.

(ii) (x) With respect to each U.S. Letter of Credit, each U.S. Revolving Credit Lender (including each Lender acting as a L/C Issuer) and (y) with respect to each Canadian Letter of Credit, each Canadian Revolving Credit Lender (including each Lender acting as a L/C Issuer), in each case, under the applicable Tranche shall upon any notice pursuant to Section 2.03(d)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer, at the Administrative Agent’s Office in an amount equal to, and in Dollars or Canadian Dollars, as applicable, its applicable Pro Rata Share of the Unreimbursed Amount not later than 3:00 p.m. (New York Time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(d)(iii), (A) each U.S. Revolving Credit Lender under such Tranche that so makes funds available shall be deemed to have made a Base Rate Revolving Credit Loan under such Tranche to the U.S. Borrower in such amount and (B) each Canadian Revolving Credit Lender under such Tranche that so makes funds available shall be deemed to have made a Canadian Prime Rate Revolving Credit Loan or Canadian Base Rate Revolving Credit Loan, as applicable, under such Tranche to the Canadian Borrower in such amount. The Administrative Agent shall promptly remit the funds so received to the applicable L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of (x) Base Rate Loans (in the case of U.S. Letters of Credit), (y) a Canadian Prime Rate Loan (in the case of Canadian Letters of Credit denominated in Canadian Dollars) or (z) a Canadian Base Rate Loan (in the case of Canadian Letters of Credit denominated in Dollars) because the conditions set forth in Section 4.02 cannot be satisfied (other than the condition in Section 4.02(c), which shall be deemed to be satisfied) or for any other reason, the U.S. Borrower or the Canadian Borrower, as applicable, shall be deemed to have incurred from the applicable L/C Issuer a L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate then applicable to Base Rate Revolving Credit Loans, Canadian Prime Rate Revolving Credit Loans or Canadian Base Rate Revolving Credit Loans, as applicable. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(d)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute a L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender under the applicable Tranche funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(d) to reimburse the applicable L/C

Section 2.04 [Reserved].

Section 2.05 Prepayments.

(a) Optional.

(i) Any Borrower may, upon notice by the Borrower Representative substantially in the form of Exhibit J to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than (A) 12:00 p.m. (New York City time) three Business Days prior to any date of prepayment of Eurocurrency Rate Loan or BA Equivalent Loan ~~and~~, (B) 2:00 p.m. (London time) five Business Days prior to any date of prepayment of RFR Loans and (C) 11:00 a.m. (New York City time) on the date of prepayment of Base Rate Loans, Canadian Prime Rate Loans or Canadian Base Rate Loans (or such shorter period as the Administrative Agent shall agree); (2) any prepayment of Eurocurrency Rate Loans, RFR Loans or BA Equivalent Loans shall be (x) in a principal amount of $3,000,000 (or the equivalent Dollar Amount), or (y) a whole multiple of $1,000,000 (or the equivalent Dollar Amount or Canadian Dollar Amount, as applicable) in excess thereof; and (3) any prepayment of Base Rate Loans, Canadian Prime Rate Loans or Canadian Base Rate Loans shall be (x) in a principal amount of $1,000,000 (or the equivalent Dollar Amount or Canadian Dollar Amount, as applicable), or (y) a whole multiple of $500,000 (or the equivalent Dollar Amount or Canadian Dollar Amount, as applicable) in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the Tranche of Loans to be prepaid, the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans, RFR Loans or BA Equivalent Loans are to be prepaid, the Interest Period(s) of such Loans (except that (A) if the class of Loans to be prepaid includes both Base Rate Loans or Canadian Base Rate Loans, as applicable, and Eurocurrency Rate Loans or RFR Loans, as applicable,, absent direction by the Borrower Representative, the applicable prepayment shall be applied first to Base Rate Loans or Canadian Base Rate Loans, as applicable, to the full extent thereof before application to Eurocurrency Rate Loans or RFR Loans, as applicable, in each case in a manner that minimizes the amount payable by the applicable Borrower in respect of such prepayment pursuant to Section 3.06 and (B) if the class of Loans to be prepaid includes both Canadian Prime Rate Loans and BA Equivalent Loans, absent direction by the Borrower Representative, the applicable prepayment shall be applied first to Canadian Prime Rate Loans to the full extent thereof before application to BA Equivalent Loans, in each case in a manner that minimizes the amount payable by the applicable Borrower in respect of such prepayment pursuant to Section 3.06). The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s ratable share of the relevant Facility). If such notice is given by the Borrower Representative, subject to clause (ii) below, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan or BA Equivalent Loans shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.06. Each prepayment of the principal of, and interest on, any Revolving Credit Loans denominated in an Alternative Currency, shall be made in the relevant Alternative Currency.

(ii) Notwithstanding anything to the contrary contained in this Agreement, any notice of prepayment under Section 2.05(a)(i) may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked or extended by the Borrower Representative (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b) Mandatory.

(i) If after giving effect to any reduction or termination of Commitments under this Section 2.06, the Letter of Credit Sublimit exceeds the amount of the Revolving Credit Facility at such time, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(ii) The Aggregate Commitments with respect to any Tranche of the Revolving Credit Facility shall automatically and permanently be reduced to zero on the Maturity Date with respect to such Tranche of the Revolving Credit Facility.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the applicable Lenders of the applicable Facility of any termination or reduction of the Commitments under the Letter of Credit Sublimit or the Commitment under this Section 2.06. Upon any reduction of Commitments under a Facility or a Tranche thereof, the Commitment of each Lender under such Facility or Tranche thereof shall be reduced by such Lender’s ratable share of the amount by which such Facility or Tranche thereof is reduced (other than the termination of the Commitment of any Lender as provided in Section 3.08). All commitment fees accrued until the effective date of any termination of the Aggregate Commitments and unpaid, shall be paid on the effective date of such termination.

Section 2.07 Repayment of Loans.

(a) U.S. Revolving Credit Loans. The U.S. Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the applicable Maturity Date for the Revolving Credit Facilities of a given Tranche the aggregate principal amount of all of its U.S. Revolving Credit Loans of such Tranche outstanding on such date.

(b) Canadian Revolving Credit Loans. The Canadian Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the applicable Maturity Date for the Revolving Credit Facilities of a given Tranche the aggregate principal amount of all of its Canadian Revolving Credit Loans of such Tranche outstanding on such date.

(c) All Loans shall be repaid, whether pursuant to this Section 2.07 or otherwise, in the currency in which they were made.

Section 2.08 Interest.

(a) Subject to the provisions of the following sentence, (i) each Eurocurrency Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Adjusted Eurocurrency Rate for such Interest Period plus (B) the Applicable Rate for Eurocurrency Rate Loans under such Facility; (ii) each RFR Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Daily Simple RFR for each day within such Interest Period plus (B) the Applicable Rate for RFR Loans under such Facility (iii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date or conversion date, as the case may be, at a rate per annum equal to the sum of (A) the Base Rate plus (B) the Applicable Rate for Base Rate Loans under such Facility; (~~iii~~iv) each BA Equivalent Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the BA Rate for such Interest Period plus (B) the Applicable Rate for BA Equivalent Loans under such Facility; (~~iv~~v) each Canadian Prime Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date or conversion date, as the case may be, at a rate per annum equal to the sum of (A) the Canadian Prime Rate plus (B) the Applicable Rate for Canadian Prime Rate Loans under such Facility; and (~~v~~vi ) each Canadian Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date or conversion date, as the case may be, at a rate per annum equal to the sum of (A) the Canadian Base Rate plus (B) the Applicable Rate for Canadian Base Rate Loans under such Facility. During the continuance of an Event of Default under Section 8.01(a), (f) or (g), the applicable Borrower shall pay interest on all overdue Obligations hereunder, which shall include all Obligations following an acceleration pursuant to Section 8.02 (including an automatic acceleration), at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(b) Accrued interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that in the event of any repayment or prepayment of any Loan (other than Revolving Credit Loans bearing interest based on the Base Rate, Canadian Prime Rate or Canadian Base Rate that are repaid or prepaid without any corresponding termination or reduction of the Commitments other than as set forth in Section 2.14(e)), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(c) Interest on each Loan shall be payable in the currency in which each Loan was made.

(d) All computations of interest hereunder shall be made in accordance with Section 2.10 of this Agreement.

(e) [Reserved].

Section 2.09 Fees. In addition to certain fees described in Sections 2.03(h) and (i):

(a) Commitment Fee. (i) The U.S. Borrower shall pay to the Administrative Agent for the account of each U.S. Revolving Credit Lender in accordance with its Pro Rata Share of the U.S. Commitment of each Tranche, a commitment fee equal to the Applicable Commitment Fee multiplied by the actual daily amount by which the aggregate U.S. Commitments under such Tranche exceed the U.S. Total Outstandings with respect to such Tranche, subject to adjustment as provided in Section 2.17. The Canadian Borrower shall pay to the Administrative Agent for the account of each Canadian Revolving Credit Lender in accordance with its Pro Rata Share of the Canadian Commitment of each Tranche, a commitment fee equal to the Applicable Commitment Fee multiplied by the actual daily amount by which the aggregate Canadian Commitments under such Tranche exceed the Canadian Total Outstandings with respect to such Tranche, subject to adjustment as provided in Section 2.17. The commitment fee shall accrue at all times from the Closing Date until the Maturity Date for the Revolving Credit Facility, and shall be due and payable quarterly in arrears on the last Business Day of each fiscal quarter, commencing with the last Business Day of the first full fiscal quarter to end following the Closing Date, and on the Maturity Date for the Revolving Credit Facility (provided that, if any Revolving Credit Loans under such Tranche or any L/C Obligations under such Tranche remain outstanding following the Maturity Date for the Revolving Credit Facility or the date on which the Aggregate Commitments under such Tranche shall expire or be terminated, the commitment fee with respect to such Revolving Credit Loans and such L/C Obligations shall continue to accrue for so long as such Revolving Credit Loans and such L/C Obligations remain outstanding and shall be due and payable on demand).

For the avoidance of doubt, the commitment fee payable hereunder shall accrue and be payable in Dollars.

(b) Other Fees and Closing Payments. The applicable Borrower shall pay to the Lenders, the Arrangers, the Initial Principal Investors, the Administrative Agent and the Collateral Agent such fees and closing payments as shall have been separately agreed upon in writing in the amounts and at the times so specified.

Section 2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate. (a) (i) All computations of interest for Base Rate Loans based on clause (b) in the definition of “Base Rate”and all computations of interest for RFR Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed, (ii) all computations of interest for BA Equivalent Loans shall be made on the basis of a year of 365 days and actual days elapsed, (iii) all computations of interest for Canadian Prime Rate Loans and Canadian Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) and (iv) all computations of interest for Loans in Pounds Sterling shall be made on the basis of a year of 365 days and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year) or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which generally accepted market practice differs from the foregoing, in accordance with such generally accepted market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. The Administrative Agent shall, at the request of the Borrower Representative, deliver to the Borrower Representative a statement showing the quotations used by the Administrative Agent in determining any interest rate hereunder.

(b) If, as a result of any restatement of or other adjustment to the Borrowing Base or for any other reason, the U.S. Borrower or the Lenders determine that (i) the Excess Availability as calculated by the U.S. Borrower as of any applicable date was inaccurate and (ii) a proper calculation of such ratio would have resulted in higher interest and/or fees for any period, the U.S. Borrower shall be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the U.S. Borrower under the Bankruptcy Code of the United States, automatically and with any such demand by the Administrative Agent being excused), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This clause shall not limit the rights of the Administrative Agent, any Lender or the applicable L/C Issuer, as the case may be, under Section 2.03(d)(iii), Section 2.03(h) or (i), Section 2.08(b) or under Article VIII. Except in any case where a demand is excused as provided above, any additional interest and fees under this Section 2.10(b) shall not be due and payable until a demand is made for such payment by the Administrative Agent and accordingly, any nonpayment of such interest and fees as result of any such inaccuracy shall not constitute a Default (whether retroactively or otherwise), and none of such additional amounts shall be deemed overdue or accrue interest at the Default Rate, in each case at any time prior to the date that is five Business Days following such demand.

hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the equivalent Dollar Amount. The Administrative Agent will promptly distribute to each Lender its ratable share in respect of the relevant Facility or Tranche thereof (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 3:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans or RFR Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day. An L/C Issuer can elect to receive payments in respect of Letters of Credit in Dollars rather than in an Alternative Currency.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans, RFR Loans or BA Equivalent Loans (or, in the case of any Borrowing of Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, prior to 3:00 p.m. (New York City time) on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with and at the time required by Section 2.02(b) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if any Lender does not in fact make its share of the applicable Borrowing available to the Administrative Agent, then such Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand an amount equal to such applicable share in immediately available funds with interest thereon, for each day from and including the date such amount is made available to such Borrower by the Administrative Agent to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate or the Bank of Canada Overnight Rate, applicable, and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by any Borrower, the interest rate applicable to Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, as applicable, under the applicable Facility. If both such Borrower and such Lender pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid (less interest and fees) shall constitute such Lender’s Loan included in such Borrowing. Any payment by any Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make its share of any Borrowing available to the Administrative Agent.

(ii) Payments by the Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or a L/C Issuer hereunder that any Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if such Borrower do not in fact make such payment, then each of the Appropriate Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer,

Prime Rate, the interest rate on which Canadian Prime Rate Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the BA Rate component of the Canadian Prime Rate, in each case until such Lender notifies the Administrative Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the applicable Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), if applicable and such Lender’s BA Equivalent Loans are denominated in Cdn$, prepay or convert all of such Lender’s BA Equivalent Loans to Canadian Prime Rate Loans (the interest rate on which Canadian Prime Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the BA Rate component of the Canadian Prime Rate) in each case, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such BA Equivalent Loans to such day, or promptly after such demand, if such Lender may not lawfully continue to maintain such BA Equivalent Loans. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.06. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.04 Inability to Determine Rates.

(a) If the Administrative Agent reasonably determines that for any reason, adequate and reasonable means do not exist for determining the Eurocurrency Rate or RFR for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or RFR Loan, as applicable, or is informed by the Required Lenders that the Eurocurrency Rate or RFR for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or RFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that deposits are not being offered to banks in the relevant interbank market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan or RFR Loan, the Administrative Agent will promptly so notify the Borrower Representative and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies or RFR Loans, as applicable, shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate and the Canadian Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate and the Canadian Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower Representative may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or~~,~~ the RFR Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans or Canadian Base Rate Loans, as applicable, in the amount specified therein, and the applicable Borrower shall not have to pay any amounts that would otherwise be due under Section 3.06 with respect to such revocation or conversion (or, in the case of a pending request for a Loan (x) denominated in an Alternative Currency (other than Pounds Sterling), the applicable Borrower, the Administrative Agent and the applicable Lenders may establish a mutually acceptable alternative rate)~~.~~ or (y) denominated in Pounds Sterling, be deemed to have requested a Loan in Pounds Sterling that bears interest at the Central Bank Rate plus the Applicable Rate applicable to RFR Loans; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for Pounds Sterling cannot be determined, then the Borrower shall be deemed to have converted any such request into a request for a Borrowing of Base Rate Loans in Dollars (in an amount equal to the Dollar Equivalent of the amount in question)).

(b) If the Administrative Agent reasonably determines that for any reason, adequate and reasonable means do not exist for determining the BA Rate for any requested Interest Period with respect Equivalent Loans, respectively, shall remain as Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, respectively.

(e) If any Lender gives notice to any Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.03, 3.04 or 3.05 hereof that gave rise to the conversion of such Lender’s Eurocurrency Rate Loans or BA Equivalent Loan pursuant to this Section 3.07 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans or BA Equivalent Loans, as applicable, made by other Lenders are outstanding, such Lender’s Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, as applicable shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans or BA Equivalent Loans, as applicable, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans or BA Equivalent Loans, as applicable and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

(f) A Lender shall not be entitled to any compensation pursuant to the foregoing sections to the extent such Lender is not imposing such charges or requesting such compensation from borrowers (similarly situated to the applicable Borrower hereunder) under comparable syndicated credit facilities.

Section 3.08 Replacement of Lenders Under Certain Circumstances.

(a) If at any time (i) any Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.05 (other than with respect to Other Taxes) as a result of any condition described in such Sections or any Lender ceases to make Eurocurrency Rate Loans, RFR Loans or BA Equivalent Loans as a result of any condition described in Section 3.03 or 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender (as defined below in this Section 3.08) (collectively, a “Replaceable Lender”), then the Borrower Representative may, on three Business Days’ prior written notice from the Borrower Representative to the Administrative Agent and such Lender (for the avoidance of doubt, such notice shall be deemed provided on the same day that an amendment or waiver is posted to the Lenders for consent), either (i) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the applicable Borrower in such instance unless waived by the Administrative Agent) all of its rights and obligations under this Agreement (or, in the case of a Non-Consenting Lender, all of its rights and obligations under this Agreement with respect to the Facility or Facilities for which its consent is required) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the applicable Borrower to find a replacement Lender or other such Person or (ii) so long as no Default or Event of Default shall have occurred and be continuing, terminate the Commitment of such Lender or L/C Issuer, as the case may be, and (1) in the case of a Lender (other than a L/C Issuer), repay all Obligations of the applicable Borrower owing (and the amount of all accrued interest and fees in respect thereof) to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of a L/C Issuer, repay all obligations of the applicable Borrower owing to such L/C Issuer relating to the Loans and participations held by such L/C Issuer as of such termination date and cancel or backstop on terms satisfactory to such L/C Issuer any Letters of Credit issued by it; provided that (i) in the case of any such replacement of, or termination of Commitments with respect to a Non-Consenting Lender such replacement or termination shall be sufficient (together with all other consenting Lenders including any other replacement Lender) to cause the adoption of the applicable modification, waiver or amendment of the Loan Documents and (ii) in the case of any such replacement as a result of the applicable Borrower having become obligated to pay amounts described in Section 3.01 or 3.05, such replacement would eliminate or reduce payments pursuant to Section 3.01 or 3.05, as applicable, in the future. Any Lender being replaced pursuant to this Section 3.08(a) shall (i) execute and deliver an

Agreement and the Canadian Intellectual Property Security Agreement and (iii) by the Canadian Loan Parties of the U.S. Security Agreement for Canadian Grantors and the U.S. Intellectual Property Security Agreement for Canadian Grantors and (b) Filing Collateral or Stock Certificates (each as defined below), to the extent any Lien on any Collateral is not or cannot be provided and/or perfected on the Closing Date after Holdings’, the U.S. Borrower’s and the Canadian Borrower’s use of commercially reasonable efforts to do so or without undue burden or expense, the provision and/or perfection of a Lien on such Collateral shall not constitute a condition precedent for purposes of this Section 4.01, but instead shall be required to be perfected after the Closing Date in accordance with Section 6.16; provided that, subject to the terms of the ABL Intercreditor Agreement, Holdings and the U.S. Borrower and the Canadian Borrower shall have delivered all Stock Certificates (with respect to the Company and its Subsidiaries, to the extent received from the Company after Holdings’, the U.S. Borrower’s and the Canadian Borrower’s use of commercially reasonable efforts to receive such certificates or otherwise without undue burden or expense). For purposes of this paragraph, “Filing Collateral” means Collateral, including Collateral constituting investment property, for which a security interest can be perfected by filing a UCC or PPSA financing statement. “Stock Certificates” means certificates representing Capital Stock of the U.S. Borrower, the Canadian Borrower and the wholly owned U.S. Subsidiaries or wholly owned Canadian Subsidiaries of the Loan Parties (other than Immaterial Subsidiaries) (provided that Holdings, the U.S. Borrower and the Canadian Borrower shall not be required to deliver Stock Certificates constituting Excluded Property) for which a security interest can be perfected by delivering such certificates, together with undated stock powers or other appropriate instruments of transfer executed in blank for each such certificate.

Section 4.02 Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than on the Closing Date, other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans, RFR Loans or BA Equivalent Loans) is subject to the following conditions precedent:

(a) Subject in the case of any Borrowing in connection with a Revolving Credit Commitment Increase to the provisions in Section 1.02(i), the representations and warranties of each Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent financial statements furnished pursuant to Sections 6.01(a) and (b), respectively, prior to such proposed Credit Extension.

(b) Subject in the case of any Borrowing in connection with a Revolving Credit Commitment Increase to the provisions in Section 1.02(i), no Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c) Availability under the applicable Borrowing Base on the date of such Credit Extension shall be adequate to cover the amount of such Credit Extension.

(d) The Credit Extension shall not exceed that amount of the Borrowing Base attributable to the assets of the applicable Borrower (as reflected in the most recently delivered Borrowing Base Certificate or, prior to the delivery of the first Borrowing Base Certificate, as reasonably allocated with respect to the deemed Borrowing Base Floor).

(e) The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for a Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans or RFR Loans) submitted by the Borrower Representative or any Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b), (c) and (d) have been satisfied (unless waived) on and as of the date of the applicable Credit Extension.

ARTICLE V

Representations and Warranties

Each of Holdings (solely with respect to Sections 5.01, 5.02, 5.03, 5.04, 5.08, 5.12, 5.13, 5.14,

5.18, 5.19 and 5.20) and the Borrowers represents and warrants, in each case after giving effect to the Transactions, to the Administrative Agent, Collateral Agent and the Lenders on the Closing Date and on each other date thereafter on which a Credit Extension is made, that:

Section 5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of the Restricted Subsidiaries (subject, in the case of clause (c), to the Legal Reservations and Section 5.03) (a) is a Person duly organized, formed or incorporated, amalgamated or continued, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is authorized to do business and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification and (d) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (a) (other than with respect to the Borrowers), (b)(i), (b)(ii) (other than with respect to the Borrowers), (c) and (d), to the extent that any failure to be so or to have such could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action and do not (a) contravene the terms of any of such Person’s Organization Documents or (b) violate any Law; except in each case to the extent that such violation could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery, performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or (c) the perfection or maintenance of the Liens created under the Collateral Documents, except for (w)(1) with respect to Holdings, the U.S. Borrower and Subsidiary Guarantors that are U.S. Subsidiaries, filings and registrations necessary to perfect the Liens on the Collateral granted thereby consisting of UCC financing statements and filings in the United States Patent and Trademark Office and the United States Copyright Office and (2) with respect to the Canadian Borrower and Subsidiary Guarantors that are Canadian Subsidiaries, filings and registrations necessary to perfect the Liens on the Collateral granted thereby consisting of PPSA financing statements and filings in the being waived by Holdings (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in any currency), other than deposits in fiduciary accounts as to which a Loan Party is acting as fiduciary for another Person who is not a Loan Party and other than payroll or trust fund accounts, at any time held by, and other Indebtedness (in any currency) at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Secured Party hereunder or under any other Loan Document (or Security Agreement), now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made demand under this Agreement or any other Loan Document (or other Security Agreement) and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Secured Party agrees promptly to notify the Borrower Representative and the Administrative Agent after any such set-off and application made by such Secured Party; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Secured Party under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Secured Party may have. Notwithstanding anything herein or in any other Loan Document to the contrary, in no event shall the assets of any Controlled Non-U.S. Subsidiary or FSHCO (or other Excluded Property) constitute security for payment of the Obligations of the U.S. Borrower, it being understood that (i) the Capital Stock of any Controlled Non-U.S. Subsidiary or FSHCO that is directly owned by the U.S. Borrower or a U.S. Subsidiary of the U.S. Borrower does not constitute such an asset, and may be pledged, but only to the extent not constituting Excluded Property and (ii) proceeds of Excluded Property shall constitute security for payment of the Obligations (unless such proceeds would constitute Excluded Property). For the avoidance of doubt, any setoff of deposits or obligations for the credit or the account of any Canadian Loan Party that constitutes Excluded Subsidiaries with respect to the U.S. Obligations may only be against the Canadian Obligations.

Section 10.10 Interest Rate Limitation. Notwithstanding anything to the contrary in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11 Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. ~~Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed~~

~~counterpart of this Agreement and such other Loan Document~~The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

Section 10.12 Integration; Effectiveness. This Agreement and the other Loan Documents, and those provisions of the Commitment Letter and the Fee and Closing Payment Letter that, by their terms, survive the termination or expiration of the Commitment Letter or the Closing Date, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. It is expressly agreed and confirmed by the parties hereto that the provisions of the Fee and Closing Payment Letter shall survive the execution and delivery of this Agreement, the occurrence of the Closing Date, and shall continue in effect thereafter in accordance with their terms. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto as of the date hereof.

Section 10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation (other than contingent indemnification or other obligations and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding (other than Letters of Credit that have been Cash Collateralized or as to which arrangements satisfactory to the L/C Issuer that issued such Letters of Credit shall have been made).

Section 10.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular

31